HandQ Healthcare Investors
N-SAR Exhibit


ANNUAL MEETING REPORT

An Annual Meeting of Shareholders was held on June 11, 2009. Shareholders voted to elect three Trustees of the Fund to hold office for a term of three years or until their respective successors shall have been duly elected and qualified. The following votes were cast with respect to each of the nominees:

                             For              Withheld
Lawrence S. Lewin            21,711,153         898,447
Daniel R. Omstead, Ph.D.     21,732,236         877,364
Uwe E. Reinhardt, Ph.D.      17,937,814       4,671,786

The nominees were elected to serve until the 2012 Annual Meeting.
Trustees serving until the 2010 Annual Meeting are Robert P.
Mack, M.D., Eric Oddleifson and Oleg Pohotsky. Trustees serving until the 2011 Annual Meeting are Rakesh K. Jain, Ph.D. and Lucinda
H. Stebbins, CPA.

Shareholders ratified the appointment of Deloitte and Touche LLP as the independent registered public accountants of the Fund for the fiscal year ending September 30, 2009 by the following votes:

For               Against           Abstain
21,143,424        285,399           180,777